Exhibit 10.11

Alteon Inc.
Description of Director Compensation Arrangements

All of the directors are reimbursed for their expenses for each Board meeting attended. Directors who are not compensated as Alteon employees receive $1,500 per Board meeting attended in person and $1,000 for each Board meeting attended by telephone.

Compensation of Directors under Alteon’s 2005 Stock Option Plan, as amended on July 19, 2006

Pursuant to Alteon’s Amended 2005 Stock Option Plan, as amended on July 19, 2006, non-compensated directors also receive, upon the date of their election or re-election to the Board, a stock option to purchase 20,000 shares of common stock (subject to adjustment if they received stock options upon appointment to the Board between Annual Meetings of Stockholders to fill a vacancy or newly created directorship) at an exercise price equal to the fair market value of the common stock on the date of grant. Each of these options will vest and become exercisable upon completion of one full year of service on the Board following the date of grant, subject to the director’s continued service on the Board.